EXHIBIT 19.1

INSIDER TRADING POLICY

I.
Reasons For Policy

Under the federal securities laws, it is illegal to trade in the securities of CorVel Corporation (the “Company”) while in the possession of material nonpublic information about the Company. It also is illegal to disclose material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is not limited to employees, officers or directors of the Company.

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys, and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who “tip” inside information to others who trade, the federal securities laws also impose potential liability on companies and other “control persons” if they fail to take reasonable steps to prevent insider trading by company personnel. You should be aware that the SEC, the Financial Industry Regulatory Authority (“FINRA”) and the Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading, and they are very effective at doing so. The SEC and the U.S. Department of Justice have successfully prosecuted cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number or value of securities.

The Company’s Board of Directors has adopted this Policy as an update of the Company’s existing policies on insider trading, both to continue to satisfy the Company’s obligation to prevent insider trading and to continue to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. As with the Company’s previous insider trading policies, this Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

II.
The Consequences

The consequences of an insider trading violation can be extremely serious and severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information (or tip inside information to others) are subject to the following penalties, among other things:

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A civil penalty of up to three times the profit gained or loss avoided;

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A criminal fine of up to $5,000,000 (no matter how small the profit from the trade);

and

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A jail term of up to 20 years.

A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to the following penalties:

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A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

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A criminal penalty of up to $25,000,000.

Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer and director. An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company- imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may also determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

III.
Statement of Policy

It is the policy of the Company that no director, officer, employee or contractor of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) engage in transactions in the Company’s securities (other than pursuant to a pre-arranged and pre-cleared trading plan that complies with SEC Rule 10b5-1 and the other requirements described in more detail below), or engage in any other action to take personal advantage of that information, except for the limited exceptions described below under the heading “Exceptions to Prohibited Transactions,” or (b) “tip” or pass that information on to others outside the Company, including family, friends, acquaintances, analysts, investors, and news media. In addition, it is the policy of the Company that no director, officer, employee or contractor of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material. This Policy also applies to family members and domestic partners who share a household with any director, officer, employee or contractor of the Company.

Subject to the limited exceptions described below under the heading “Exceptions to Prohibited Transactions,” this Policy applies to all transactions in the Company’s securities, including common stock and any other type of securities that are convertible into, exchangeable for or exercisable for common stock, such as preferred stock, convertible debt securities, warrants, and other derivative securities. This Policy applies to sales, purchases, gifts, exchanges, pledges, options, hedges, puts, calls and short sales, and any other transaction that purports to transfer the economic consequences of ownership.

This Policy applies to all investment decisions you make regarding transactions in Company securities. For example, if you have the power to direct the purchase or sale of Company securities by virtue of your position as a director or officer of a corporation or non-profit organization, as a general partner of a partnership, as a managing member of a limited liability company (“LLC”), or as a trustee of a trust or executor of an estate, then all transactions in Company securities made on behalf of any such corporation, organization, partnership, LLC, trust or estate are covered by this Policy.

Transactions that may appear necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy: if you have material, nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release, including by adopting a Regulation FD Policy. You may not disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may not pass on to others any inside information about the Company or recommend transactions in the Company’s securities while in the possession of material nonpublic information (even if that information itself is not disclosed by you). You also may not discuss the Company or its business in an Internet ‘chat room’, message board or similar Internet-based forum, or on social media sites, except to the extent specifically authorized by the Company to do so.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material nonpublic information about the Company. The Company expects all such contract personnel to comply with this Policy to the same extent as employees are required to comply with this Policy. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with this Policy.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

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Financial performance and operating results, especially quarterly and year-end revenue and earnings, and significant changes in financial performance, capital expenditures or liquidity.
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Company projections and strategic plans.
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Potential mergers and acquisitions, or the sale of Company assets or subsidiaries.
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New major contracts, strategic partners, suppliers or customers, or the loss thereof.
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Significant changes or developments in product offerings.
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Public or private offerings of equity or debt securities or other financing activities.
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Stock splits, recapitalizations or similar transactions.
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Changes in dividend policies or amounts.
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Announcements regarding stock repurchase programs or similar allocation of cash resources.
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Changes in accounting policies or the write-down of assets.
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Changes in executive management or the board of directors.
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Labor disputes or negotiations.
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Actions by regulatory authorities or the resolution thereof.
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Actual or threatened litigation or the resolution of such litigation.

Twenty-Twenty Hindsight. You should always remember that anyone scrutinizing transactions in Company securities will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any such transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public.” If you are aware of material nonpublic information, you may not engage in transactions in the Company’s securities until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until two full business days have elapsed since the time the information is released. If, for example, the Company were to make an announcement before the markets open on a Monday, you should not engage in transactions in the Company’s securities until Wednesday. If, however, an announcement were made either during the trading day or after the markets closed on a Monday, Thursday generally would be the first eligible trading day after the announcement.

Transactions by Family Members and Domestic Partners. The insider trading policy also applies to your family members and domestic partners who reside with you, anyone else who lives in your household, and any family members and domestic partners who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they engage in transactions in Company securities). You are responsible for the transactions of these other persons and, therefore, you should make them aware of the need to confer with you before they engage in transactions in the Company’s securities.

Quarterly blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, no employee or contractor privy to financial information or otherwise designated by the Vice President, Legal Services, no regional vice president and no officer or director may engage in transactions in the Company’s securities (other than pursuant to a pre-arranged and pre-cleared trading plan that complies with SEC Rule 10b5-1 and the other requirements described in more detail below) during the period beginning two full calendar weeks prior to the end of each fiscal quarter and ending after the first full business day following the date of the Company’s public issuance of its quarterly earnings release; provided, however, that if the Company’s public issuance of its quarterly earnings release occurs either during the trading day or after the markets close on a particular day, then such period shall end after the second full business day following the date of the Company’s public issuance of its quarterly earnings release.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, an SEC filing, or by other means designed to achieve widespread dissemination of the information. You should anticipate that transactions in the Company’s securities are unlikely to be pre-cleared until the information has been released and fully absorbed by the market.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few employees, officers, directors or contractors. So long as the event remains material and nonpublic, directors, officers, and such other employees and contractors as are designated by the Vice President, Legal Services, may not engage in transactions in the Company’s securities (other than pursuant to a pre-arranged and pre-cleared trading plan that complies with SEC Rule 10b5-1 and the other requirements described in more detail below). The existence of an event- specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose securities transactions are subject to pre-clearance requests permission to engage in transactions in the Company’s securities during an event-specific blackout, the Vice President, Legal Services will inform the person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Vice President, Legal Services to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to engage in transactions in the Company’s securities while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during the blackout period. Hardship exceptions must be requested at least two calendar days in advance of the proposed trade. A hardship exception may be granted only if the Chair of the Audit Committee (or the other members of the Audit Committee, if the Chair is requesting the hardship exception) concludes that the Company’s financial information for the applicable fiscal quarter does not constitute material nonpublic information and the person certifies in writing that he or she does not otherwise possess material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and officers of the Company, the Company’s Vice President of Finance, the Company’s Vice President, Legal Services, and any other persons designated by the Company’s Vice President, Legal Services as being subject to the Company’s pre-clearance procedures, together with their family members and domestic partners, may not engage in any transaction involving the Company’s securities without first obtaining pre- clearance of the transaction in writing from the Vice President, Legal Services.

In addition, any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the trading plan, and any renewals, amendments or modifications of the trading plan, in writing with the Vice President, Legal Services. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period (whether a quarterly blackout period or an event-specific blackout period). Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction (subject to the discretion of the Vice President, Legal Services to terminate a trading plan at any time).

Newly adopted SEC rules require the Company to make disclosures concerning the trading plans adopted, renewed, amended, modified or terminated by its officers and directors, including names, titles, dates and duration of trading plans, and the aggregate number of securities to be sold or purchased pursuant to the trading plans. Accordingly, you must timely provide such information regarding your trading plan to the Vice President, Legal Services.

Transactions Pursuant to a Trading Plan that Complies with SEC Rule 10b5-1. SEC Rule 10b5- 1 provides an affirmative defense to insider trading liability where securities are sold or purchased pursuant to a pre-arranged trading plan that meets certain requirements. If you wish to implement a trading plan under SEC Rule 10b5-1, you must comply with all of the following requirements:

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the trading plan must be in writing;
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you may enter into, renew, amend, modify or terminate the trading plan only at a time when you are not in possession of material nonpublic information;

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you may not enter into, renew, amend or modify the trading plan during a blackout period (as described above), even if you are not then in possession of any material nonpublic information;

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the trading plan must either (1) expressly specify the amounts, prices and dates at which securities are to be sold or purchased under the plan; or (2) include a written formula for determining the amounts, prices and dates at which securities are to be sold or purchased under the plan. Without limiting the foregoing, the trading plan must not permit you to exercise any subsequent influence over how, when or whether to effect transactions in Company securities under the plan (provided that any person who does exercise such influence pursuant to the plan must not have been aware of material nonpublic information when doing so);

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transactions must be made strictly in accordance with the terms of the trading plan; you must not alter or deviate from the trading plan (whether by changing the amount, price or timing of the sale or purchase, or otherwise) and you must not enter into or alter a corresponding or hedging transaction or position with respect to the Company’s securities subject to the plan;

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for officers and directors, the trading plan may not commence until the later of (1) 90 calendar days after the adoption, renewal, amendment or modification of the trading plan, or (2) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal period in which the plan was adopted; provided, however, that the cooling-off period shall not exceed 120 days after adoption, renewal, amendment or modification of the trading plan;

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for individuals who are not officers or directors, the trading plan may not commence until the passage of 30 calendar days following the adoption, renewal, amendment or modification of the trading plan;

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for officers and directors, the trading plan must include a representation within the trading plan certifying that at the time of the adoption, renewal, amendment or modification, the officer or director is: (1) not aware of material, nonpublic information about the Company or its securities; and (2) adopting, renewing, amending or modifying the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1;

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trading plans involving a single trade (referred to as “single-trade” plans), which are plans that are designed such that the total amount of the securities subject to the plan will be purchased or sold as a single transaction, will be restricted to one plan per 12 month period;

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no multiple overlapping trading plans will be permitted unless qualifying for one of the following exceptions and pre-cleared in writing with the Vice President, Legal Services:

(1) a series of separate contracts that qualify to be treated as a single-trade plan; (2) a later-commencing trading plan that is not authorized to begin until after all trades under the earlier-commencing trading plan are completed or expired; or (3) an outstanding or additional trading plan qualifies as an eligible sell-to-cover transaction (i.e., a sale of securities for the purpose of generating funds to cover the withholding taxes associated with equity vesting and elections under 401(K) plans or employee stock purchase plans that may be structured as trading plans);

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you must pre-clear the trading plan, and any renewals, amendments or modifications to the trading plan, in writing with the Vice President, Legal Services; and

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entering into, renewing, amending, modifying or terminating the trading plan must be done in good faith and not as part of a plan or scheme to evade the prohibitions of insider trading laws.

Any amendments or modifications to a trading plan must meet each of the requirements of a new trading plan as described above. In addition, while this Policy does not limit the ability to terminate a previously adopted trading plan, any new trading plan adopted following the termination of a previously adopted trading plan must meet each of the requirements of a new trading plan as described above.

Exceptions to Prohibited Transactions

a.
Stock Option Exercises. The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans, or the exercise of stock options, including through a stock swap, in a cashless or “net exercise” with the Company. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option (regardless of the manner of exercise), (ii) a cashless exercise of a stock option through a broker, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the employee stock purchase plan pursuant to the election you made at the time of your enrollment in the employee stock purchase plan. This Policy does, however, apply to your sales of Company stock purchased pursuant to the employee stock purchase plan and also may apply generally to transactions involving Company employee plans that may be adopted or modified by the Company in the future.

c.
Estate Planning and Gifts. This Policy does not apply to (i) transfers of Company securities into a trust for which the transferring person is a trustee, or from the trust back into the name of the transferring person; (ii) transfers of Company securities by will or pursuant to the laws of descent and distribution; (iii) bona fide gifts of Company securities following receipt of written approval by the Vice President, Legal Services; and (iv) bona fide charitable donations to an organization unaffiliated with the transferring person that has obtained 501(c)(3) tax exempt status under the Internal Revenue Code following receipt of written approval by the Vice President, Legal Services (provided that, in each case, the Vice President, Legal Services shall retain the discretion to require the transferee to certify that it will comply with the terms of this Policy and/or to execute a representation letter confirming that the transferred Company securities will not be sold until a specified period of time or the release of inside information by the Company).

d.
Certain Other Transactions. This Policy does not apply to private securities transactions not otherwise expressly prohibited under this Policy, between a director, officer, employee or contractor, on the one hand, and a sophisticated party, on the other hand, provided that (i) if it is proposed that inside information is to be provided to the sophisticated party, any such information shall only be provided by the Company in the Company’s sole discretion, and then, if so disclosed, only after the party has entered into a non-disclosure agreement with the Company in form and substance satisfactory to the Company, and (ii) the party agrees to any restrictions under the federal securities laws that the Company may impose on the party’s ability to effect transactions in any Company securities purchased by the party. This Policy also does not apply to purchases and sales of mutual funds, exchange traded funds or other similar funds or investment vehicles that invest in securities of the Company and with respect to which the director, officer, employee or contractor is a passive investor and has no rights with respect to the voting or disposition of any Company securities, and purchases and sales of Company securities by any such entity.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer, employee or contractor of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers, employees and contractors may NOT engage in any of the following transactions:

a.
Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

b.
Publicly Traded Options on Company Stock and Other Speculative Trading Activities. A transaction in options and other derivative securities is, in effect, a bet on the short- term movement of the Company’s stock and therefore creates the appearance that the director, officer, employee or contractor is trading based on inside information. Transactions in options and other derivative securities also may focus the director’s, officer’s, employee’s or contractor’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. For similar reasons, trading in securities of the Company on an active basis, including short-term speculation, also is prohibited by this Policy.

c.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, equity swaps and forward sale contracts, allow a director, officer, employee or contractor to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer, employee or contractor to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer, employee or contractor may no longer have the same objectives as the Company’s other stockholders. Accordingly, this Policy prohibits engaging in such transactions.

d.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company securities, directors, officers, employees and contractors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt or margin account loans) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, and where the terms of the loan are full-recourse and do not permit the borrower any discretion to substitute or provide additional collateral or cash, or to repay the loan, to prevent the pledged securities from being sold in foreclosure. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Vice President, Legal Services at least two calendar weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions. The Policy continues to apply to your transactions in Company securities even after you have terminated your employment with or service to the Company. If you are in possession of material nonpublic information when your employment or service terminates, you may not engage in transactions in Company securities until that information has become public or is no longer material.

Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Vice President, Legal Services at (949) 838-1902. In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a transaction may otherwise violate this Policy, you should contact the Company’s Vice President, Legal Services before trading any securities of the Company.

Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual director, officer, employee or contractor.

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy or to comply with the federal securities laws.

No Third Party Rights. This Policy is not intended to create any rights in third parties with respect to any violation of its terms and also is not intended to create any legal liability for the Company or any employee, contractor, officer or director beyond those for which they are already responsible under applicable securities laws.

Certifications. All directors, officers, employees and contractors must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all directors, officers, employees and contractors must sign is attached to this Policy.

This policy is dated May 11, 2023 and supersedes any previous policies of the Company concerning insider trading.